Exhibit 99.1

Mesa Laboratories, Inc. Appoints Shiraz Ladiwala as Lead Independent Director

Appointment is a Key Step in Enhancing Mesa’s Corporate Governance

Lakewood, Colorado, November 4, 2022 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (“Mesa” or the “Company”) today announced that Shiraz Ladiwala has been appointed to serve as the Lead Independent Director of its Board of Directors (“Board”), effective November 3, 2022. Mr. Ladiwala assumes this newly re-created role as an expansion of his current responsibilities on the Board, on which he has served since October 2021.

Mr. Ladiwala was selected for this important role due to the thoughtful leadership and contributions he has made to the Board as well as the exceptional breadth of his professional experience.

Mr. Ladiwala said, “I am delighted to accept this leadership role on Mesa’s board that will enhance governance and accountability for the company. I look forward to working with Mr. Owens, Mr. Sullivan, and the rest of the board to further Mesa’s mission.”

“Mesa is committed to enhancing our corporate governance practices and I believe that the addition of a Lead Independent Director will help to improve our corporate oversight,” said Gary Owens, CEO, “and I look forward to a deepening partnership with Shiraz in this new role. Shiraz’s vast experience in building a world class Life Science Tools business is a great fit for where the Company is today and where we can grow in the future. We thank him for accepting the responsibility to lead and provide independent oversight of the Board and management.”

Mr. Ladiwala’s appointment as Lead Independent Director is a key step in a series of corporate governance enhancements on-going at Mesa.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacturing of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Biopharmaceutical Development, Clinical Genomics, and Calibration Solutions) to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

CONTACT: Gary Owens; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com